INHERITED TRADITIONAL IRA
BENEFICIARY CONTINUATION OPTION (BCO) ENDORSEMENT

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

This IRA Contract is issued as an individual retirement annuity contract that meets the requirements of Section 408(b) of the Code. In order to meet such requirements, the terms below change, or are added to, applicable sections of this Contract. This Contract is established for the exclusive benefit of you and your beneficiaries. Your rights under this Contract are not forfeitable.

This IRA Contract is issued to an individual or "see-through trust" beneficiary under a traditional individual retirement arrangement under Section 408 of the Code ("Original IRA"), the owner of which is deceased, for the purpose of distributing at least annually the deceased original IRA owner's ("Deceased Owner's") interest under the Original IRA.

PART I-DEFINITIONS

1. **ANNUITANT**-*The existing definition is replaced by the following:*

The "Annuitant" under this IRA Contract is the individual beneficiary of the Deceased Owner's Original IRA. If the beneficiary of the Original IRA is a "see-through trust", the Annuitant is the oldest beneficiary of such trust. The Annuitant is named in the Data Pages.

2. **BCO DISTRIBUTION COMMENCEMENT DATE**- *The following definition is added:*

"BCO Distribution Commencement Date", as shown in the Data Pages, means the Date of the First BCO Distribution provided under Part VIIA. This date cannot be changed to a date that is later than the date described in Part VIIA.

3 **DECEASED OWNER**- *The following definition is added:*

"Deceased Owner" means the individual, now deceased, who owned the Original IRA, as named in the Data Pages.

4. **ORIGINAL IRA**- *The following definition is added:*

"Original IRA" means the traditional individual retirement arrangement under Section 408 of the Code of the Deceased Owner of which you are a beneficiary, and which is the source of the Contribution to this IRA Contract. Your interest in the Deceased Owner's Original IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and –8 of Treasury Regulation Section 1.408-8 and the actuarial present value of any additional annuity contract benefits provided under the Original IRA, such as guaranteed death benefits, only if such values or amounts have been transferred to this IRA Contract.

5. OWNER- *The existing definition is replaced by the following:*

The "Owner " of this IRA Contract as shown on the Data Pages is an individual or "see-through trust" beneficiary of the Deceased Owner's Original IRA. Joint Owners are not permitted under the Contract.

6. SEE-THROUGH TRUST- *The following definition is added:*

A "see-through trust" is an irrevocable trust, valid under State law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under the regulations. Such "see-through trust" is described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5.

7. SPECIAL SURVIVING SPOUSE- *The following definition is added:*

"Special Surviving Spouse" means the individual who is both the Surviving Spouse of the Deceased Owner and the sole designated beneficiary under the Original IRA.

PART III-CONTRIBUTIONS AND ALLOCATIONS

8. LIMITS ON CONTRIBUTIONS- *The following paragraph is added to this Section of the Contract:*

We will accept a single Contribution of a direct transfer of your interest as a beneficiary under the Deceased Owner's Original IRA. Subject to our approval, you may make additional direct transfer Contributions to this IRA Contract from your interest as a beneficiary under another traditional individual retirement arrangement under Section 408 of the Code of the same Deceased Owner.

PART VI-PAYMENT UPON DEATH

9. BENEFICIARY- *The following is added at the end of this Section of the Contract:*

If the Owner is a "see-through trust", and no beneficiary is named or survives the Annuitant, we will pay any Death Benefit to the "see-through trust".

10. PAYMENT UPON DEATH- *The existing Section of the Contract is replaced with the following*:

Manner of Payment:

Upon receipt of due proof of your death before the Maturity Date (or the Annuitant's death if the Owner of this Contract is a see-through trust), we will make a lump sum payment of the Death Benefit under this Contract to the person you designate as your beneficiary unless your beneficiary elects to continue BCO Distributions in accordance with Part VIIA. If your beneficiary elects to continue BCO Distributions, the Annuity Account Value will be reset to the Death Benefit amount if it is greater. The Death Benefit is described in the Data Pages and in any applicable enhanced Death Benefit Rider, if elected.

The following PART VIIA is added to the Contract

PART VIIA-BCO DISTRIBUTIONS

11. BCO DISTRIBUTIONS:

The BCO Distributions under this IRA Contract will be paid in accordance with the Required Minimum Distribution Rules of Sections 408 and 401(a)(9) of the Code and Treasury Regulation Sections 1.408-8 and 1.401(a)(9). BCO Distributions are Required Minimum Distribution payments after the Deceased Owner's death as described in this Part.

The BCO Distributions consist of payments no less frequently than annually beginning on the BCO Distribution Commencement Date. We will make these distributions at least once a calendar year in accordance with the Code and applicable Treasury Regulations. Subject to our approval, you may request more frequent than annual payments, however, once payments have started they cannot be stopped, unless a surrender of this Contract occurs.

If Required Minimum Distributions Had Commenced Under the Original IRA.

If the Deceased Owner of the Original IRA died on or after commencing lifetime Required Minimum Distribution payments, your interest as a beneficiary in the remaining portion of his or her interest in the Original IRA will continue to be distributed at least as rapidly as under the contract option chosen under the Original IRA.

If Required Minimum Distributions Had Not Commenced Under the Original IRA.

If the Deceased Owner of the Original IRA died before commencing lifetime Required Minimum Distribution payments, your interest as a beneficiary in his or her entire Original IRA will be distributed from this Contract as follows:

General Rule

Your interest in this Contract will be distributed, starting on the BCO Distribution Commencement Date (no later than the end of the calendar year following the calendar year of the Deceased Owner's death), over your remaining life expectancy, with such life expectancy determined using your age as of your birthday in the year following the year of the Deceased Owner's death. If you die before you receive your entire interest in this Contract, your beneficiary may elect to continue to receive payments under this Contract for the remaining term of your life. If the Owner of this Contract is a see-through trust, the Annuitant's life expectancy is used.

Provisions Applicable to a Special Surviving Spouse

If you are a Special Surviving Spouse, your interest in this Contract will be distributed, over your life expectancy, starting on the BCO Distribution Commencement Date. Your BCO Distribution Commencement Date can be no later than the end of the calendar year in which the Deceased Owner would have attained age 70½, or the end of the calendar year following the calendar year of the Deceased Owner's death, whichever is later.

If you die before the BCO Distribution Commencement Date, and before Required Minimum Distribution payments have commenced to you, your interest in this Contract will be distributed, starting no later than the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your beneficiary. Your beneficiary's life expectancy will be determined using such beneficiary's age as of his or her birthday in the year following your death. If you die after the BCO Distribution Commencement Date and after Required Minimum Distribution payments have commenced, if your beneficiary so elects, any remaining Annuity Account Value will continue to be distributed to your beneficiary over your remaining life expectancy, as described below.

How Payments Are Calculated

The amount of each annual payment is determined by dividing your entire interest-in this IRA Contract as of the end of the calendar year prior to the payment by your remaining life expectancy. If the Owner of this Contract is a see-through trust, the Annuitant's life expectancy is used. For this purpose, your entire interest in this IRA Contract is the Annuity Account Value plus the actuarial present value of any additional annuity contract benefits (such as guaranteed death benefits). Where the first Contribution is made to this IRA Contract after the end of that prior calendar year, we will calculate the initial payment using the value of your interest in the Original IRA as of the end of the prior calendar year. In no event shall a BCO Distribution exceed the remaining Annuity Account Value on the date of payment.

How Life Expectancy is Determined

Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9-6, or any successor Regulation.

General Rule

Life expectancy is determined using your age as your birthday in the calendar year following the calendar year of the Deceased Owner's death ("Base Year"). Your remaining life expectancy for a year is the number in the Single Life table corresponding to your age in the Base Year described in the preceding sentence and reduced by one (1) for each subsequent year.

If the Owner of this Contract is a see-through trust, the Annuitant's life expectancy is used.

Provisions Applicable to a Special Surviving Spouse

If you are a Special Surviving Spouse, your life expectancy is determined each year beginning with the calendar year that includes the BCO Distribution Commencement Date.

Your remaining life expectancy for a year is the number in the Single Life Table corresponding to your age in that year.

If you die before the BCO Distribution Commencement Date and before Required Minimum Distribution payments begin to you, the Base Year for your beneficiary is the calendar year following the calendar year of your death. That beneficiary's remaining life expectancy for a year is determined under "General Rule" above.

If you die after the BCO Distribution Commencement Date and after Required Minimum Distribution payments begin to you, your beneficiary may elect to receive such interest over a period no longer than your life expectancy in the calendar year of your death. Payments will be made in accordance with the "General Rule" above; however, the Base Year will be the calendar year of your death.

How is it determined whether Required Minimum Distribution payments have commenced

For purposes of this Part VIIA, Required Minimum Distribution payments are considered to begin on the Deceased Owner's Required Beginning Date for Required Minimum Distribution payments during life. This Required Beginning Date is April 1st following the calendar year in which the Deceased Owner attained age 70½. Required Minimum Distribution payments are considered to have begun whether or not payments were actually made from the Deceased Owner's Original IRA.

Required Minimum Distribution payments are considered to begin to a Special Surviving Spouse by the date which is the later of the end of the calendar year following the calendar year of the Deceased Owner's death or the end of the calendar year in which the Deceased Owner would have attained age 70½.

The preceding paragraphs will not apply if this Contract is annuitized as described in Treasury Regulation Section 1.401(a)(9)-6, Q&A-12. In that case, annuity payments meeting Required Minimum Distribution payments are considered to begin on the annuity starting date.

PART IX-GENERAL PROVISIONS

12. REPORTS AND NOTICES- *The following paragraph is added at the end of this Section of the Contract:*

We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code or Treasury Regulations, including any information concerning required minimum distributions prescribed by the Commissioner of Internal Revenue.

13. ASSIGNMENTS, NONTRANSFERABILITY- *The existing Section of the Contract is replaced with the following:*

This Contract is non-transferable. Your rights under this Contract may not be assigned, pledged or transferred except as required by law. You may not name a new Owner.

AXA EQUITABLE LIFE INSURANCE COMPANY

Christopher M. Condron Chairman and Chief Executive Officer	Karen Field Hazin, Vice President, Secretary and Associate General Counsel